Exhibit 99.1

JPMorgan Chase 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

Release: IMMEDIATE

JPMorgan Chase further unifying businesses around customer needs

Company names leadership of Consumer & Community Banking; Corporate & Investment Bank businesses

New York, July 27, 2012 - JPMorgan Chase & Co. (NYSE: JPM) today announced next steps in unifying some of its Chase-branded businesses to better serve consumer customers and more formally aligning two of its J.P. Morgan-branded wholesale franchises for the benefit of corporate and investor clients around the world.

With each of JPMorgan Chase's major businesses now a market leader, the company will integrate them even more formally. Managing businesses that share similar customers allows the firm to utilize its collective strengths and expertise to do more for our clients and to grow our business.

As part of this integrated approach, the company is announcing some organizational changes and new and increased responsibilities for a number of key executives.

Consumer & Community Banking
With the success of the “One Chase” effort to merge our Consumer businesses, the company is now accelerating that integration. Todd Maclin and Gordon Smith will become co-CEOs of Consumer & Community Banking, which includes Consumer & Business Banking, Card & Auto, and over time, Mortgage Banking.

Frank Bisignano, who was tapped in early 2011 to lead the highly successful transformation of Mortgage Banking, in addition to his role as Chief Administrative Officer of the firm, will transition the Mortgage business to Gordon Smith in early 2013 and become co-Chief Operating Officer for the entire company.

Investor Contact:    Sarah Youngwood                    Media contact:     Joseph Evangelisti
212-270-7325                                212-270-7438

Exhibit 99.1

JPMorgan Chase & Co.
News Release
Todd Maclin and Gordon Smith will run the Chase consumer businesses together and continue to integrate the franchise for the benefit of the Chase's 50 million customers. Todd will move on to a Chairman role of this business at the end of 2013 and will then transition it to Gordon, who will become sole CEO of Consumer & Community Banking, overseeing the entire offering of consumer products and services.

Corporate & Investment Bank
The J.P. Morgan wholesale groups have made similar strides in aligning their businesses. The Investment Bank (IB), Treasury & Securities Services (TSS), and the Global Corporate Bank businesses currently serve many of the same corporate and investor clients, and they are now being combined into the Corporate & Investment Bank, which we believe will be the strongest and most complete institutional client franchise in the industry.

The benefits of the Corporate & Investment Bank include a shared balance sheet that can more effectively deliver credit to clients in the form most helpful to them, as well as the benefits of scale that come from combined resources, infrastructure and technology. A globally coordinated coverage team also can better support clients in an increasingly complex regulatory and economic environment with a comprehensive suite of products and services.

As a result of these changes, Jes Staley, CEO of the Investment Bank, will become Chairman of J.P. Morgan's Corporate & Investment Bank, a new position, and will remain on the firm's Operating Committee. In this role, he will head a group of senior executives who will work together to develop a view of what global banking will look like in the years ahead. More specifically, the team will focus on changing client needs, the impact of technology, the extensive requirements of global regulatory reform, future trade and investment flows and other important issues. Remaining Chairman of the firm's International Steering Committee, Jes will continue to oversee the continued expansion of the J.P. Morgan client franchise internationally, while ensuring an effective transition of his current responsibilities to new leaders in the business.

Mike Cavanagh, head of TSS, and Daniel Pinto, head of EMEA and Global Fixed Income, will become co-CEOs of the Corporate & Investment Bank. The global businesses of the Corporate & Investment Bank will be organized into two main groups: Banking, which will include Investment Banking, Global Corporate Bank and Treasury Services; and Markets & Investor Services, which will include Fixed Income, Equities, Commodities as well as Prime Services and Securities Clearing.

Exhibit 99.1

JPMorgan Chase & Co.
News Release
While Mike and Daniel will run the business as a unified entity, Mike will be the first point of contact for escalation and decision-making for the Banking businesses, while Daniel will have that role for Markets & Investor Services. Daniel will join Mike and Jes as members of the firmwide Operating Committee, all reporting to Jamie Dimon, Chairman and CEO.

Asset Management and Commercial Banking
The company's Asset Management and Commercial Banking businesses, which serve a broad range of customers, companies and institutions, will remain separately managed from the other businesses. Mary Erdoes continues as CEO of Asset Management, and Douglas Petno remains head the Commercial Bank. They'll work closely with leaders of the other businesses as needed to find ways to better integrate their client expertise and products across the firm.

Corporate
Matt Zames will remain head of the Chief Investment Office and Mortgage Capital Markets, and he will also become co-Chief Operating Officer of the entire firm with Frank Bisignano. In his co-COO role, Matt will also have Finance and Regulatory Affairs reporting to him. Frank will be responsible for Technology & Operations, Security & Resiliency, Real Estate, Procurement and General Services. Both will remain on the firmwide Operating Committee.

Commenting on the changes, Jamie Dimon said: “We are blessed with extraordinary leaders and outstanding businesses across our company. Today's appointments are a natural step in aligning our businesses more closely to make our company even stronger.”

About JPMorgan Chase
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.3 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.